Exhibit 10.1

AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT

This Amendment, dated as of November 3, 2025 (this “Amendment”), to the Contribution Agreement, dated as of October 16, 2025 (the “Original Agreement”), is by and among Bakkt Holdings, Inc. (the “Corporate Taxpayer”), Akshay Sudhir Naheta (“AN”) and Intercontinental Exchange Holdings, Inc. (“ICE,” and together with AN, the “Contributors”). Unless context otherwise requires, capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Tax Receivable Agreement, dated as of October 15, 2021 (as amended or otherwise modified prior to the execution and delivery of this Amendment, the “TRA”).

WHEREAS, on October 16, 2025, the Corporate Taxpayer publicly announced a reorganization of certain of its entities that, if consummated, will result in the elimination of its umbrella partnership-C-corporation structure and the Corporate Taxpayer becoming a wholly owned subsidiary of Bakkt NewCo Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Corporate Taxpayer (“NewCo”), a new holding company that will replace the Corporate Taxpayer as the public company trading on the New York Stock Exchange (the “Up-C Collapse”);

WHEREAS, pursuant to the Up-C Collapse, (1) Bakkt Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of NewCo, will merge with and into the Corporate Taxpayer (the “PubCo Merger”), and in connection with the PubCo Merger, each share of Class A Common Stock of the Corporate Taxpayer issued and outstanding immediately prior to the PubCo Merger will be converted into the right to receive one share of Class A Common Stock of NewCo (“NewCo Class A Common Stock”) and each share of Class V Common Stock of the Corporate Taxpayer issued and outstanding immediately prior to the PubCo Merger will be converted into the right to receive one share of Class V Common Stock of NewCo (“NewCo Class V Common Stock”) (collectively, the “PubCo Merger Share Conversions”), and (2) Bakkt Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of NewCo, will merge with and into Bakkt Opco Holdings, LLC, a Delaware limited liability company (“Bakkt OpCo”) (the “OpCo Merger”), and in connection with the Opco Merger, each common unit of Bakkt OpCo (excluding any such units owned by the Corporate Taxpayer), together with the share of NewCo Class V Common Stock paired therewith, issued and outstanding immediately prior to the OpCo Merger will be exchanged for the right to receive one share of NewCo Class A Common Stock (the “OpCo Merger Equity Exchange”);

WHEREAS, in connection with the Up-C Collapse, all outstanding warrants to purchase shares of Class A Common Stock of the Corporate Taxpayer will be exchanged by the holders thereof for equivalent warrants to purchase shares of NewCo Class A Common Stock (the “Warrant Exchange”);

WHEREAS, on October 16, 2025, prior to the public announcement of the Up-C Collapse, the Corporate Taxpayer and the Contributors agreed to certain amendments to the TRA, in each case to be effective only immediately prior to and subject to the consummation of the Up-C Collapse (the “TRA Amendment”);

WHEREAS, concurrently with the execution of the TRA Amendment on October 16, 2025, the Corporate Taxpayer and the Contributors entered into the Original Agreement pursuant to which the Contributors agreed that immediately prior to the effectiveness of the TRA Amendment, (a) the Contributors would contribute the Contributed Rights (as defined below) to NewCo in exchange for cash and (b) the Contributors would contribute such cash to NewCo in exchange for newly issued common shares of NewCo, in each case upon the terms described in the Original Agreement and on a net-settled basis;

WHEREAS, the Corporate Taxpayer and the Contributors wish to amend the Original Agreement to agree instead that immediately prior to the effectiveness of the TRA Amendment, (a) the Contributors shall contribute the Contributed Rights to NewCo in exchange for cash and (b) (i) AN shall contribute such cash payable to AN to NewCo in exchange for newly issued shares of NewCo Class A Common Stock and (ii) ICE shall contribute such cash payable to ICE to NewCo in exchange for newly issued shares of Class A Non-Voting Convertible Preferred Stock of NewCo with the terms set forth in the certificate of designation attached to this Amendment as Exhibit A (the “NewCo Convertible Preferred Stock”), in each case upon the terms described in this Agreement and on a net-settled basis (the “Contributions”);

WHEREAS, the shares of NewCo Convertible Preferred Stock received by ICE in the Contributions will automatically convert into shares of NewCo Class A Common Stock (the “Preferred Share Conversion”) upon the expiration or termination of the applicable waiting period (and any extension thereof, including pursuant to any timing agreement(s)) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (such expiration or termination, the “Waiting Period Expiry Date”); and

WHEREAS, the parties intend that for U.S. federal income tax purposes, (x) the PubCo Merger Share Conversions, the OpCo Merger Equity Exchange and the Contributions will qualify as a nonrecognition transaction under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (y) the PubCo Merger Share Conversions and the Warrant Exchange will qualify as a reorganization that is a nonrecognition transaction under Sections 368(a) and 354 of the Code; and (z) the Preferred Share Conversion upon the Waiting Period Expiry Date will qualify as a reorganization that is a nonrecognition transaction under Sections 368(a) and 354 of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	A new second recital is hereby added to the Original Agreement as follows:

“WHEREAS, pursuant to the Up-C Collapse, (1) Bakkt Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of NewCo, will merge with and into the Corporate Taxpayer (the “PubCo Merger”), and in connection with the PubCo Merger, each share of Class A Common Stock of the Corporate Taxpayer issued and outstanding immediately prior to the PubCo Merger will be converted into the right to receive one share of Class A Common Stock of NewCo (“NewCo Class A Common Stock”) and each share of Class V Common Stock of the Corporate Taxpayer issued and outstanding immediately prior to the PubCo Merger will be converted into the right to receive one share of Class V Common Stock of NewCo (“NewCo Class V Common Stock”) (collectively, the “PubCo Merger Share Conversions”), and (2) Bakkt Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of NewCo, will merge with and into Bakkt Opco Holdings, LLC, a Delaware limited liability company (“Bakkt OpCo”) (the “OpCo Merger”), and in connection with the Opco Merger, each common unit of Bakkt OpCo (excluding any such units owned by the Corporate Taxpayer), together with the share of NewCo Class V Common Stock paired therewith, issued and outstanding immediately prior to the OpCo Merger will be exchanged for the right to receive one share of NewCo Class A Common Stock (the “OpCo Merger Equity Exchange”);”

2.	A new third recital is hereby added to the Original Agreement as follows:

“WHEREAS, in connection with the Up-C Collapse, all outstanding warrants to purchase shares of Class A Common Stock of the Corporate Taxpayer will be exchanged by the holders thereof for equivalent warrants to purchase shares of NewCo Class A Common Stock (the “Warrant Exchange”);”

3.	The second recital of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the parties intend that for U.S. federal income tax purposes, (x) the PubCo Merger Share Conversions, the OpCo Merger Equity Exchange and the Contributions will qualify as a nonrecognition transaction under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (y) the PubCo Merger Share Conversions and the Warrant Exchange will qualify as a reorganization that is a nonrecognition transaction under Sections 368(a) and 354 of the Code; and (z) the Preferred Share Conversion upon the Waiting Period Expiry Date will qualify as a reorganization that is a nonrecognition transaction under Sections 368(a) and 354 of the Code (collectively, the “Intended Tax Treatment”);”

4.	The fourth recital of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Contributors are TRA Parties and, along with the Corporate Taxpayer, desire to enter into this Agreement, pursuant to which the Contributors agree that immediately prior to the effectiveness of the TRA Amendment, (a) the Contributors shall contribute the Contributed Rights to NewCo in exchange for cash and (b) (i) AN shall contribute such cash payable to AN to NewCo in exchange for newly issued shares of NewCo Class A Common Stock and (ii) ICE shall contribute such cash payable to ICE to NewCo in exchange for newly issued shares of Class A Non-Voting Convertible Preferred Stock of NewCo with the terms set forth in the certificate of designation attached to this Agreement as Exhibit A (the “NewCo Convertible Preferred Stock”), in each case upon the terms described in this Agreement and on a net-settled basis (the “Contributions”);”

5.	A new sixth recital is hereby added to the Original Agreement as follows:

“WHEREAS, the shares of NewCo Convertible Preferred Stock received by ICE in the Contributions will automatically convert into shares of NewCo Class A Common Stock (the “Preferred Share Conversion”) upon the expiration or termination of the applicable waiting period (and any extension thereof, including pursuant to any timing agreement(s)) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (such expiration or termination, the “Waiting Period Expiry Date”);”

6.	Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Contribution. On the terms and subject to the conditions set forth in this Agreement, (i) each Contributor hereby agrees to transfer to NewCo, and NewCo agrees to acquire and accept from each Contributor, all of such Contributor’s respective rights, title, interests, and obligations under the TRA (the “Contributed Rights”) in exchange for a payment to such Contributor by NewCo of cash in an amount equal to the Early Termination Payment to which such Contributor would otherwise be entitled under the TRA (provided, the amount of such Early Termination Payment shall not exceed the applicable Early Termination Payment Cap), (ii) AN agrees to contribute such amount of cash payable to AN to NewCo, and NewCo agrees to issue to AN in exchange therefor, such number of shares of NewCo Class A Common Stock as shall be equal to the quotient of (A) the Early Termination Payment to which AN would otherwise be entitled under the TRA (provided, the amount of such Early Termination Payment shall not exceed the applicable Early Termination Payment Cap) divided by (B) the “Minimum Price” as defined in NYSE Rule 312.04(h), and (iii) ICE agrees to contribute such amount of cash payable to ICE to NewCo, and NewCo agrees to issue to ICE in exchange therefor, such number of shares of NewCo Convertible Preferred Stock as shall be equal to the quotient of (A) the Early Termination Payment to which ICE would otherwise be entitled under the TRA (provided, the amount of such Early Termination Payment shall not exceed the applicable Early Termination Payment Cap) divided by (B) the “Minimum Price” as defined in NYSE Rule 312.04(h); provided, for purposes of determining the amount of the Early Termination Payment pursuant to this Section 1(a), the Early Termination Rate means 18% per annum, compounded annually; provided, further, that the parties hereto agree that the respective obligations of each Contributor and NewCo to transfer cash to each other in clauses (i), (ii) and (iii) above shall be net-settled and offset against one another. “Early Termination Payment Cap” means, in respect of a Contributor, the amount of an applicable Early Termination Payment in respect of such Contributor, calculated as if the applicable Early Termination Date is the date of the TRA Amendment.”

7.	Section 2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Intended Tax Treatment. The Corporate Taxpayer and the Contributors shall file all tax returns and information returns in a manner consistent with the Intended Tax Treatment, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, and shall timely file all forms, documentation and statements required in connection with such treatment, including without limitation the statements and information required by Treasury Regulations Section 1.351-3 and Treasury Regulations Section 1.368-3(a) as well as IRS Form 8937 (Report of Organizational Actions Affecting Basis of Securities). This Agreement constitutes, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).”

8.	A new Section 4 is hereby added to the Original Agreement as follows:

“Antitrust Notifications. Each of ICE and NewCo shall (and the Corporate Taxpayer shall cause NewCo to) (a) as soon as practicable following the consummation of Up-C Collapse, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required to be filed by such party pursuant to the HSR Act in connection with the Preferred Share Conversion, (b) cooperate with the other party in preparing any filing or submission pursuant to the HSR Act, including but not limited to, furnishing promptly to the other party such information and assistance as the other party may reasonably request in connection with the preparation of any filing or submission as may be required to be filed by such party under the HSR Act, (c) respond as promptly as reasonably practicable after receiving any inquiries or requests for additional information from the FTC or the DOJ in connection with any filing or submission pursuant to the HSR Act, and (d) keep the other party apprised and at the other party’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ.”

9.	Exhibit A. The certificate of designation of NewCo Convertible Preferred Stock attached to this Amendment as Exhibit A is hereby added to the Original Agreement as Exhibit A thereto.

10.	Continued Validity. Unless otherwise modified or supplemented by the terms of this Amendment, all terms and conditions of the Original Agreement shall continue in full force and effect.

11.

Further Assurances. Subject to the terms and conditions of this Amendment, each of the Corporate Taxpayer and the Contributors hereby agrees to promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and other instruments, and to take, or cause to be taken, such further actions, in each case, as may be reasonably required to carry out the provisions of this Amendment.

12.

Miscellaneous. Sections 4 and 5 of the Original Agreement are incorporated by reference into this Amendment, mutatis mutandis. Sections 7.2, 7.4 through 7.9, 7.12, 7.13 and 7.15 of the TRA shall apply to this Amendment, mutatis mutandis. No amendment to the TRA shall be required to the extent any entity becomes a successor of any of the parties thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned as of the date first above written.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name: Andrew Surdykowski Title: General Counsel

AKSHAY SUDHIR NAHETA

By:	/s/ Akshay Sudhir Naheta
Akshay Sudhir Naheta

[Signature Page to Amendment No. 1 to Contribution Agreement]

Exhibit A

Certificate of Designation of NewCo Convertible Preferred Stock

BAKKT HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Bakkt Holdings, Inc., a Delaware corporation (the “Corporation”), that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), by unanimous written consent of the Board of Directors on November 3, 2025, which resolutions provide for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS, the Corporation’s Amended and Restated Certificate of Incorporation, dated as of November 3, 2025 (as the same may be amended and/or restated from time to time in accordance with its terms and applicable law, the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 1,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares constituting any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series;

RESOLVED, that 465,890 shares of Preferred Stock are designated as Series A Non-Voting Convertible Preferred Stock; and

RESOLVED, the designations, rights, preferences, powers, restrictions and limitations of the shares of the Series A Non-Voting Convertible Preferred Stock are as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” of any Person means any Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person in question.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.3.3.

“Class A Common Stock” means the Corporation’s Class A Common Stock, par value $0.0001 per share.

“Common Stock” means the Class A Common Stock, the Corporation’s Class V common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Contribution Agreement” means the Contribution Agreement, dated as of October 16, 2025, by and among Bakkt Holdings, Inc., as predecessor to the Corporation, Akshay Sudhir Naheta and ICE, as the same may be amended and/or restated from time to time in accordance with its terms.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise.

“Conversion Shares” means the shares of Class A Common Stock issuable upon conversion of the shares of Series A Non-Voting Preferred Stock (as defined herein) in accordance with the terms hereof.

“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body, in each case with competent jurisdiction.

“Holder” means a holder of shares of Series A Non-Voting Convertible Preferred Stock.

“HSR Waiting Period” means the waiting period (and any extension thereof, including pursuant to any timing agreement(s) with a Governmental Entity applicable to the consummation of the Share Issuance) applicable to the consummation of the Share Issuance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICE” means Intercontinental Exchange Holdings, Inc.

“Non-Affiliate Transfer” means a direct transfer to a Person that is not an Affiliate of the Holder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Share Issuance” means the issuance of shares of Class A Common Stock to ICE or any of its Affiliates pursuant to the conversion provisions of this Certificate of Designation.

“TRA Amendment” means the amendment, dated as of October 16, 2025, to the Tax Receivable Agreement, dated as of October 15, 2021, by and among Bakkt Holdings, Inc., as predecessor to the Corporation, and the persons named therein.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Waiting Period Expiry Date” means the date of the expiration or termination of the HSR Waiting Period.

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Preferred Stock”) and the number of shares so designated shall be 465,890. The Series A Non-Voting Preferred Stock shall have a par value of $0.0001 per share.

3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Preferred Stock (on an as-if-converted-to-Class-A-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Class A Common Stock payable in the form of Common Stock) actually paid on shares of the Class A Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Class A Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Class A Common Stock unless it simultaneously complies with the previous sentence.

4. Voting Rights.

4.1 Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written waiver of the holders of a majority of the then outstanding shares of the Series A Non-Voting Preferred Stock, alter or change adversely the powers, preferences or rights herein given to the Series A Non-Voting Preferred Stock or alter or amend this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise. Holders of shares of Class A Common Stock acquired upon the conversion of shares of Series A Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Class A Common Stock.

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting or other written waiver by such stockholders; provided, that the consent or waiver is executed by Holders representing a majority of the outstanding shares of Series A Non-Voting Preferred Stock.

5. Rank; Liquidation.

5.1 The Series A Non-Voting Preferred Stock shall rank pari passu in right of payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Liquidation”), with any other series of Preferred Stock of the Corporation that by its terms ranks pari passu in such rights with the Series A Non-Voting Preferred Stock.

5.2 Upon any Liquidation, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Non-Voting Preferred Stock were fully converted to Class A Common Stock, which amounts shall be paid pari passu with all holders of Common Stock, including an additional amount equal to any dividends declared on but unpaid to such shares. Before any payment of proceeds shall be made or any assets distributed to the holders of shares of Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series A Non-Voting Preferred Stock, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount on such date equal to $0.01 per share of Series A Non-Voting Preferred Stock (the “Liquidation Preference”). If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the Liquidation Preference to the Holders as well as any preferential amounts due to any other class or series of the Corporation’s capital stock ranking pari passu as to liquidation rights to the Series A Non-Voting Preferred Stock, then all the remaining available assets shall be distributed pro rata among the Holders and then outstanding shares of any other class or series of the Corporation’s capital stock ranking pari passu as to liquidation rights to the Series A Non-Voting Preferred Stock in accordance with the respective liquidation preferences of any such classes or series. For the avoidance of any doubt, a Fundamental Transaction (as defined herein) shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

5.3 After the payment of the full preferential amount described in Section 5.2 due to Holders and any other class or series of the Corporation’s capital stock ranking prior to the Common Stock as to distributions upon Liquidation, the remaining assets (if any) of the Corporation available for distribution to its stockholders shall be distributed among the Holders and holders of shares of Common Stock (and shares of any other class or series entitled to share pro rata in liquidating distributions with the Common Stock), pro rata based on the number of shares held by each such holder, treating one share of Series A Non-Voting Preferred Stock as equivalent to the number of shares of Common Stock into which such share of Series A Non-Voting Preferred Stock would convert for such purpose.

5.4 Neither the consolidation, merger or reorganization of the Corporation into or with any other entity, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a Liquidation; provided, however, that in any such transaction, the holders of the Series A Non-Voting Preferred Stock will be entitled to receive the same consideration per share as holders of Common Stock as if the Series A Non-Voting Preferred Stock had fully converted to Class A Common Stock immediately prior to such transaction.

6. Conversion.

6.1 Conversion. Effective as of the earlier of 11:59 p.m. Eastern time on the Waiting Period Expiry Date or the date of any Non-Affiliate Transfer of shares of Series A Non-Voting Preferred Stock by the Holder thereof (such earlier time or date, the “Conversion Date”), each share of Series A Non-Voting Preferred Stock then outstanding (upon the Waiting Period Expiry Date) or transferred (in the case of a Non-Affiliate Transferred), as applicable, shall automatically convert into a number of shares of Class A Common Stock equal to the Conversion Ratio (as defined below) (the “Conversion”). The shares of Series A Non-Voting Preferred Stock that are converted in the Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued as follows:

6.2.1 Converted Stock that is registered in book entry form shall be automatically cancelled upon the Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within two Business Days of the effectiveness of the Conversion.

6.2.2 Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock.

6.2.3 Notwithstanding the cancellation of the Converted Stock upon the Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

6.2 Conversion Ratio. The “Conversion Ratio” for each share of Series A Non-Voting Preferred Stock shall be one share of Class A Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Preferred Stock (corresponding to a ratio of 1:1), subject to adjustment as provided herein.

6.3 Mechanics of Conversion.

6.3.1 Delivery of Certificate or Electronic Issuance. Not later than two Trading Days after the Conversion Date, or if the Holder requests the issuance of physical certificate(s), two Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder physical certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Non-Voting Preferred Stock; or (b) at the Holder’s election, credit the Conversion Shares to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”).

6.3.2 Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.

6.3.3 Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.3.1 (other than a failure caused by Holder, including materially incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Class A Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Class A Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Class A Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Non-Voting Preferred Stock equal to the number of shares of Series A Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Class A Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.3.1. For example, if a Holder purchases shares of Class A Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Class A Common Stock upon conversion of the shares of Series A Non-Voting Preferred Stock as required pursuant to the terms hereof.

6.3.4 Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times until the Waiting Period Expiry Date it will reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Stock, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Non-Voting Preferred Stock. The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.3.5 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Class A Common Stock that a Holder of Series A Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Class A Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share.

6.3.6 Transfer Taxes. The issuance of certificates for shares of the Class A Common Stock upon conversion of the Series A Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Preferred Stock, and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.4 Status as Stockholder. Upon the Conversion Date, (i) the shares of Series A Non-Voting Preferred Stock being converted shall be deemed converted into shares of Class A Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Class A Common Stock and to any remedies provided herein or otherwise available at law or in equity to such

Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock. In no event shall the Series A Non-Voting Preferred Stock convert into shares of Class A Common Stock prior to the Waiting Period Expiry Date; provided, however, that the shares of Series A Non-Voting Preferred Stock shall automatically convert into shares of Class A Common Stock in the event of a Non-Affiliate Transfer by any Holder, and the Corporation shall promptly take action to effect the conversion into shares of Class A Common Stock in connection with any such Non-Affiliate Transfer.

7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Class A Common Stock (which, for avoidance of doubt, shall not include any shares of Class A Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Preferred Stock) with respect to the then outstanding shares of Class A Common Stock; (B) subdivides outstanding shares of Class A Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2 Fundamental Transaction. If, at any time while this Series A Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Class A Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Class A Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) any reclassification, reorganization or recapitalization of shares of Class A Common Stock or any compulsory share exchange pursuant to which the shares of Class A Common Stock are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had, immediately prior to such Fundamental Transaction, converted the Series A Non-Voting Preferred Stock immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Class A Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Class A Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series A Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

9. Transfer. A Holder may transfer any shares of Series A Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided, that such transfer is in compliance with applicable laws. The shares of Series A Non-Voting Preferred Stock shall automatically convert into shares of Class A Common Stock in the event of a Non-Affiliate Transfer by any Holder, and the Corporation shall promptly take action to effect the conversion into shares of Class A Common Stock in connection with any such Non-Affiliate Transfer. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10. Series A Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each Holder in whose name the shares of Series A Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any Holder or his, her or its legal representatives.

11. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic transmission in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

12. Book-Entry; Certificates. The Series A Non-Voting Preferred Stock will be issued in book-entry form; provided, that, if a Holder requests that such Holder’s shares of Series A Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Non-Voting Preferred Stock. To the extent that any shares of Series A Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13. Lost or Mutilated Series A Non-Voting Preferred Stock Certificate. If a Holder’s Series A Non-Voting Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation may, on such terms as to indemnity or otherwise as it may reasonably impose, execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Non-Voting Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

14. Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Preferred Stock then outstanding; provided, however, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

15. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16. Status of Converted Series A Non-Voting Preferred Stock. If any shares of Series A Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Preferred Stock. Any share of Series A Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Preferred Stock.

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IN WITNESS WHEREOF, Bakkt Holdings, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be duly executed by its General Counsel on November 3, 2025.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel

[Signature Page to Certificate of Designation]